EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

RedHawk Acquisition I Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(c)	6,000,000	$0.75	$4,500,000	0.001531	$688.95

	Total Offering Amounts							$688.95
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$688.95

(1)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $0.75.